Exhibit 10.18(b)

June 1, 2013

Principle Capital Management LLC

1 Sansome Street

Suite 3500

San Francisco, CA 94104

Attention: Hai Chen

Re:	Management Agreement Renewals

Dear Hai:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2014 and all other provisions of the Management Agreements will remain unchanged.

•	Emerging CTA Portfolio L.P.
•	Principle Master Fund L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Damian George at the address above or fax to 212-296-6868. If you have any questions I can be reached at 212-296-1292.

Very truly yours,

CERES MANAGED FUTURES LLC

By:	/s/ Damian George
Damian George
Chief Financial Officer & Director

PRINCIPLE CAPITAL MANAGEMENT LLC

By:	/s/ Hai Chen

Print Name:	Hai Chen

DG/sr